Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2023 Results

Third Quarter Key Metrics
•Total revenue increased 10% to $3.0 billion, including organic revenue growth of 6%
•Operating margin increased 150 basis points to 23.4%, and operating margin, adjusted for certain items, increased 120 basis points to 24.3%
•EPS increased 16% to $2.23, and EPS, adjusted for certain items, increased 15% to $2.32
•For the first nine months of 2023, cash flows from operations was $2,174 million, and free cash flow decreased 4% to $1,971 million

Third Quarter Highlights
•Repurchased 2.6 million class A ordinary shares for approximately $850 million
•Announced the acceleration of its Aon United strategy across Aon Business Services, Risk Capital and Human Capital, and the Aon Client Leadership Model, including a cash restructuring charge of ~$900 million, which is expected to drive ~$350 million in annual, run-rate savings by the end of 2026
•Announced the acquisition of NGS Seguros and signed a definitive agreement to acquire Global Insurance Brokers, both expected to expand presence and Risk Capital capabilities in Latin America and India, respectively

DUBLIN - October 27, 2023 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2023.

Net income attributable to Aon shareholders increased 12% to $456 million, or $2.23 per share on a diluted basis, compared to $408 million, or $1.92 per share on a diluted basis, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 15% to $2.32 on a diluted basis, including an unfavorable impact of $0.01 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $2.02 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

“Our global team delivered strong operating results in the third quarter, including 6% organic revenue growth and 120 basis points of adjusted operating margin improvement, contributing to 7% organic revenue growth and 80 basis points of adjusted margin expansion year to date, demonstrating the strength of our Aon United strategy,” said Greg Case, Chief Executive Officer. “We see an ongoing evolution in client demand that will require new and integrated solutions, powered by better analytics, and delivered through Aon Business Services across Risk Capital and Human Capital. To capture this opportunity, we are accelerating our strategy to take Aon Business Services to the next level to enable sustainable value creation for clients, colleagues, and shareholders.”

THIRD QUARTER 2023 FINANCIAL SUMMARY

Total revenue in the third quarter increased 10% to $3.0 billion compared to the prior year period reflecting 6% organic revenue growth, a 2% favorable impact from fiduciary investment income and a 2% favorable impact from foreign currency translation.

Total operating expenses in the third quarter increased 7% to $2.3 billion compared to the prior year period due primarily to an increase in expense associated with 6% organic revenue growth, investments in long-term growth, and a $45 million unfavorable impact from foreign currency translation.

Foreign currency translation in the third quarter had a $2 million, or $0.01 per share, unfavorable impact on U.S. GAAP net income and a $2 million, or $0.01 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of $0.03 per share in the fourth quarter of 2023, and an unfavorable impact of approximately $0.17 per share, or an approximately $51 million decrease in adjusted operating income for full year 2023.

Effective tax rate was 16.6% in the third quarter compared to 18.0% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2023 was 17.2% compared to 19.1% in the prior year period. The primary drivers of the change in the adjusted effective tax rate were the geographical distribution of income and a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 204.6 million in the third quarter compared to 212.6 million in the prior year period. The Company repurchased 2.6 million class A ordinary shares for approximately $850 million in the third quarter. As of September 30, 2023, the Company had approximately $4.1 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2023 CASH FLOW SUMMARY
Cash flows provided by operations for the first nine months of 2023 decreased $3 million to $2,174 million compared to the prior year period, primarily due to higher cash tax payments and a negative impact to working capital due to temporary invoicing delays associated with the implementation of a new system, partially offset by strong operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 4%, to $1,971 million for the first nine months of 2023 compared to the prior year period, reflecting a decrease in cash flows provided by operations and a $77 million increase in capital expenditures. Capital expenditures were elevated compared to the prior year period as we executed a number of projects across technology to drive long-term growth.

THIRD QUARTER 2023 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended September 30,
(millions)	2023	2022	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,585	$1,482	7%	1%	2%	—%	4%
Reinsurance Solutions	465	396	17	1	5	—	11
Health Solutions	552	494	12	2	—	—	10
Wealth Solutions	352	326	8	3	—	1	4
Eliminations	(1)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,953	$2,696	10%	2%	2%	—%	6%

Total revenue increased $257 million, or 10%, to $2,953 million, compared to the prior year period, with organic revenue growth of 6%, driven by ongoing strong retention, management of the renewal book, and net new business generation, a 2% favorable impact from fiduciary investment income and a 2% favorable impact from foreign currency translation.

Commercial Risk Solutions organic revenue growth of 4% reflects solid growth across most major geographies driven by strong retention, management of the renewal book, and net new business generation. Growth in retail brokerage was highlighted by strong growth in EMEA and the Pacific, driven by continued strength in core P&C. The U.S. grew modestly driven by strength in the construction business and strong new business generation, partially offset by the impact of the external M&A and IPO markets. On average globally, exposures and pricing were positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 11% reflects strong growth in treaty, driven by strong retention and continued net new business generation, as well as strong growth in facultative placements and double-digit growth in Strategy and Technology Group. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is typically driven by facultative placements, capital markets activity and advisory work that is more transactional in nature.

Health Solutions organic revenue growth of 10% reflects strong growth globally in core health and benefits brokerage primarily from net new business generation and management of the renewal book. Strength in the core was highlighted by double-digit growth in almost all major geographies. Results also reflect double-digit growth in Consumer Benefit Solutions and strong growth in Talent, driven by data and advisory solutions.

Wealth Solutions organic revenue growth of 4% reflects strong growth in Retirement, driven by advisory demand and project-related work related to pension de-risking and ongoing impact of regulatory changes. Investments was flat as strong advisory demand and project-related work was offset by declines in the real estate portion of our portfolio driven by real estate market movements.

THIRD QUARTER 2023 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2023	2022	$ Change	% Change
Expenses
Compensation and benefits	$1,685	$1,532	$153	10%
Information technology	135	133	2	2
Premises	74	71	3	4
Depreciation of fixed assets	42	37	5	14
Amortization and impairment of intangible assets	20	34	(14)	(41)
Other general expense	300	299	1	—
Accelerating Aon United Program expenses	6	—	6	100
Total operating expenses	$2,262	$2,106	$156	7%

Compensation and benefits expense increased $153 million, or 10%, compared to the prior year period due primarily to an increase in expense associated with 6% organic revenue growth and a $37 million unfavorable impact from foreign currency translation.

Information technology expense increased $2 million, or 2%, compared to the prior year period due primarily to ongoing investments in technology platforms, particularly client facing technology.

Premises expense increased $3 million, or 4%, compared to the prior year period.

Depreciation of fixed assets increased $5 million, or 14%, compared to the prior year period due primarily to recent investments in ABS-enabled technology platforms to drive long-term growth.

Amortization and impairment of intangible assets decreased $14 million, or 41%, compared to the prior year period due primarily to a decrease associated with assets fully amortized in the prior year period and assets held for sale as part of ongoing portfolio management.

Other general expense had a net increase of $1 million, or less than 1%, compared to the prior year period.

Accelerating Aon United Program expenses were $6 million reflecting restructuring charges associated with the Program announced in the third quarter of 2023. The company expects to incur ~$900 million in total cash charges and ~$100 million of non-cash charges over a three-year period. The charges are expected to include technology-related costs for streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.

THIRD QUARTER 2023 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the third quarters of 2023 and 2022, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2023	2022	% Change
Revenue	$2,953	$2,696	10%
Expenses	2,262	2,106	7%
Operating income	$691	$590	17%
Operating margin	23.4%	21.9%
Operating income - as adjusted	$717	$624	15%
Operating margin - as adjusted	24.3%	23.1%

Operating income increased $101 million, or 17%, and operating margin increased 150 basis points to 23.4%, each compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $93 million, or 15%, and operating margin, adjusted for certain items, increased 120 basis points to 24.3%, each compared to the prior year period. The increase in operating income reflects organic revenue growth and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.

Interest income increased $2 million compared to the prior year period. Interest expense increased $16 million to $119 million compared to the prior year period, reflecting an overall increase in total debt and higher interest rates. Other income (expense) decreased $37 million compared to the prior year period primarily due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and an increase in non-cash net periodic pension cost.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 27, 2023 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.
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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, the impacts of the Accelerating Aon United Program, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation of OECD tax proposals; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the Israel-Hamas conflict; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense) – pensions, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, pension settlements, Accelerating Aon United Program expenses, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Will Dunn
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2023	2022	% Change	2023	2022	% Change
Revenue
Total revenue	$2,953	$2,696	10%	$10,001	$9,349	7%
Expenses
Compensation and benefits	1,685	1,532	10%	5,231	4,938	6%
Information technology	135	133	2%	403	371	9%
Premises	74	71	4%	217	216	—%
Depreciation of fixed assets	42	37	14%	119	115	3%
Amortization and impairment of intangible assets	20	34	(41)%	70	87	(20)%
Other general expense	300	299	—%	949	965	(2)%
Accelerating Aon United Program expenses	6	—	100%	6	—	100%
Total operating expenses	2,262	2,106	7%	6,995	6,692	5%
Operating income	691	590	17%	3,006	2,657	13%
Interest income	9	7	29%	19	15	27%
Interest expense	(119)	(103)	16%	(360)	(296)	22%
Other income (expense)	(21)	16	(231)%	(105)	71	(248)%
Income before income taxes	560	510	10%	2,560	2,447	5%
Income tax expense (1)	93	92	1%	439	467	(6)%
Net income	467	418	12%	2,121	1,980	7%
Less: Net income attributable to noncontrolling interests	11	10	10%	55	48	15%
Net income attributable to Aon shareholders	$456	$408	12%	$2,066	$1,932	7%

Basic net income per share attributable to Aon shareholders	$2.25	$1.93	17%	$10.10	$9.06	11%
Diluted net income per share attributable to Aon shareholders	$2.23	$1.92	16%	$10.03	$9.00	11%
Weighted average ordinary shares outstanding - basic	202.9	210.9	(4)%	204.6	213.2	(4)%
Weighted average ordinary shares outstanding - diluted	204.6	212.6	(4)%	206.0	214.6	(4)%
(1)The effective tax rate was 16.6% and 18.0% for the three months ended September 30, 2023 and 2022, respectively, and 17.1% and 19.1% for the nine months ended September 30, 2023 and 2022, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
(millions)	2023	2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,585	$1,482	7%	1%	2%	—%	4%
Reinsurance Solutions	465	396	17	1	5	—	11
Health Solutions	552	494	12	2	—	—	10
Wealth Solutions	352	326	8	3	—	1	4
Elimination	(1)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,953	$2,696	10%	2%	2%	—%	6%

	Nine Months Ended September 30,
(millions)	2023	2022	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$5,137	$4,893	5%	(1)%	2%	(1)%	5%
Reinsurance Solutions	2,149	1,909	13	(1)	3	2	9
Health Solutions	1,670	1,546	8	(1)	—	—	9
Wealth Solutions	1,054	1,014	4	—	—	—	4
Elimination	(9)	(13)	N/A	N/A	N/A	N/A	N/A
Total revenue	$10,001	$9,349	7%	(1)%	2%	(1)%	7%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2023 and 2022 was $80 million and $26 million, respectively. Fiduciary investment income for the nine months ended September 30, 2023 and 2022 was $196 million and $35 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2023	2022	% Change
Cash Provided by Operating Activities	$2,174	$2,177	—%
Capital Expenditures	(203)	(126)	61%
Free Cash Flows (1)	$1,971	$2,051	(4)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2023	2022	% Change	2023	2022	% Change
Revenue	$2,953	$2,696	10%	$10,001	$9,349	7%

Operating income	$691	$590	17%	$3,006	$2,657	13%
Amortization and impairment of intangible assets	20	34		70	87
Accelerating Aon United Program expenses (2)	6	—		6	—
Legal settlements (3)	—	—		—	58
Operating income - as adjusted	$717	$624	15%	$3,082	$2,802	10%
Operating margin	23.4%	21.9%		30.1%	28.4%
Operating margin - as adjusted	24.3%	23.1%		30.8%	30.0%

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2023	2022	% Change	2023	2022	% Change
Operating income - as adjusted	$717	$624	15%	$3,082	$2,802	10%
Interest income	9	7	29%	19	15	27%
Interest expense	(119)	(103)	16%	(360)	(296)	22%
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	(18)	(3)	500%	(51)	(9)	467%
Other income (expense) - other	(3)	19	(116)%	(27)	80	(134)%
Other income (expense) - as adjusted (4)	(21)	16	(231)%	(78)	71	(210)%
Income before income taxes - as adjusted	586	544	8%	2,663	2,592	3%
Income tax expense (5)	101	104	(3)%	494	504	(2)%
Net income - as adjusted	485	440	10%	2,169	2,088	4%
Less: Net income attributable to noncontrolling interests	11	10	10%	55	48	15%
Net income attributable to Aon shareholders - as adjusted	$474	$430	10%	$2,114	$2,040	4%
Diluted net income per share attributable to Aon shareholders - as adjusted	$2.32	$2.02	15%	$10.26	$9.51	8%
Weighted average ordinary shares outstanding - diluted	204.6	212.6	(4)%	206.0	214.6	(4)%
Effective Tax Rates (5)
U.S. GAAP	16.6%	18.0%		17.1%	19.1%
Non-GAAP	17.2%	19.1%		18.6%	19.4%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2023 and 2022 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)In the third quarter of 2023, Aon initiated the Accelerating Aon United Program. Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(3)In connection with certain legal settlements reached, a $58 million charge was recognized in the second quarter of 2022.
(4)To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge totaling $27 million was recognized in the second quarter of 2023 which is excluded from Other income (expense) - as adjusted.
(5)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with the anticipated sale of certain assets and liabilities classified as held for sale, certain pension and legal settlements, and Accelerating Aon United Program expenses, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$808	$690
Short-term investments	175	452
Receivables, net	3,300	3,035
Fiduciary assets (1)	15,965	15,900
Other current assets	877	646
Total current assets	21,125	20,723
Goodwill	8,245	8,292
Intangible assets, net	252	447
Fixed assets, net	652	558
Operating lease right-of-use assets	646	699
Deferred tax assets	1,022	824
Prepaid pension	673	652
Other non-current assets	497	509
Total assets	$33,112	$32,704

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,749	$2,114
Short-term debt and current portion of long-term debt	1,282	945
Fiduciary liabilities	15,965	15,900
Other current liabilities	1,726	1,347
Total current liabilities	20,722	20,306
Long-term debt	9,969	9,825
Non-current operating lease liabilities	640	693
Deferred tax liabilities	117	99
Pension, other postretirement, and postemployment liabilities	1,146	1,186
Other non-current liabilities	1,004	1,024
Total liabilities	33,598	33,133

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	7,015	6,864
Accumulated deficit	(3,024)	(2,772)
Accumulated other comprehensive loss	(4,579)	(4,623)
Total Aon shareholders' deficit	(586)	(529)
Noncontrolling interests	100	100
Total deficit	(486)	(429)
Total liabilities and equity	$33,112	$32,704
(1)Includes cash and short-term investments of $7,230 million and $6,386 million as of September 30, 2023 and December 31, 2022, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2023	2022
Cash flows from operating activities
Net income	$2,121	$1,980
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	—	(53)
Depreciation of fixed assets	119	115
Amortization and impairment of intangible assets	70	87
Share-based compensation expense	321	304
Deferred income taxes	(232)	(87)
Other, net	28	1
Change in assets and liabilities:
Receivables, net	(290)	(146)
Accounts payable and accrued liabilities	(357)	(255)
Current income taxes	58	136
Pension, other postretirement and postemployment liabilities	3	(45)
Other assets and liabilities	333	140
Cash provided by operating activities	2,174	2,177
Cash flows from investing activities
Proceeds from investments	59	71
Purchases of investments	(61)	(95)
Net sales of short-term investments - non fiduciary	274	15
Acquisition of businesses, net of cash and funds held on behalf of clients	(18)	(154)
Sale of businesses, net of cash and funds held on behalf of clients	1	80
Capital expenditures	(203)	(126)
Cash provided by (used for) investing activities	52	(209)
Cash flows from financing activities
Share repurchase	(1,950)	(2,528)
Proceeds from issuance of shares	63	49
Cash paid for employee taxes on withholding shares	(232)	(205)
Commercial paper issuances, net of repayments	(274)	(425)
Issuance of debt	744	1,967
Increase in fiduciary liabilities, net of fiduciary receivables	870	1,200
Cash dividends to shareholders	(366)	(347)
Noncontrolling interests and other financing activities	(56)	(50)
Cash used for financing activities	(1,201)	(339)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(57)	(1,079)
Net increase in cash and cash equivalents and funds held on behalf of clients	968	550
Cash, cash equivalents and funds held on behalf of clients at beginning of period	7,076	6,645
Cash, cash equivalents and funds held on behalf of clients at end of period	$8,044	$7,195
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$808	$692
Cash and cash equivalents classified as held for sale	6	—
Funds held on behalf of clients	7,230	6,503
Total cash and cash equivalents and funds held on behalf of clients	$8,044	$7,195